Exhibit 10.6

RINGCENTRAL, INC.
2013 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the RingCentral, Inc. 2013 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement (the “Award Agreement”), which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and Country-Specific Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit B.
NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:
Address:
Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant
Grant Number
Vesting Commencement Date
Number of Restricted Stock Units
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

RSU Vesting Date	Number of RSUs Vesting

In each case, subject to Participant continuing to be a Service Provider through each such date, “RSU Vesting Date” means each of February 20, May 20, August 20 and November 20.
Notwithstanding the foregoing, the vesting of the Restricted Stock Units shall be subject to any vesting acceleration provisions applicable to the Restricted Stock Units contained in the Plan and/or any change in control severance agreement or other agreement that, prior to and effective as of the date of this Award Agreement, has been entered into between Participant and the Company or any Parent or Subsidiary (such agreement, a “Separate Agreement”) to the extent not otherwise duplicative of the vesting terms described above (by way of example, if a Separate Agreement provides for different acceleration of vesting provisions for all of Participant’s restricted stock units upon a termination of Participant as a Service Provider for “good reason” that is defined differently, and Participant’s status as a Service Provider terminates in a manner that would trigger “good reason” under the Separate Agreement but not under this Award Agreement, Participant would remain entitled to the acceleration of vesting under the Separate Agreement).
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
By Participant’s signature and the signature of the representative of RingCentral, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit A and the Country-Specific Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit B, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:	RINGCENTRAL, Inc.

For Participants in EU/EEA/UK, by accepting this Award Agreement and providing an additional signature below, Participant declares that Participant expressly agrees with the data processing practices described in Section 12 of the Terms and Conditions of Restricted Stock Unit Grant, and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned therein, including recipients located in countries which do not provide an adequate level of protection from a European data protection law perspective, for the purposes described therein. Participant understands that providing his or her signature below is a condition of receiving this grant of Restricted Stock Units and that the Company may forfeit the Restricted Stock Units if a signature is not obtained. Participant understands that he or she may withdraw consent at any time with future effect for any or no reason as described therein.

PARTICIPANT: ____________________

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement, the Plan, and the Separate Agreement (as applicable), which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Section 4, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service

Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason, and Participant’s right to acquire any Shares hereunder, will immediately terminate. The date of Participant’s termination as a Service Provider is detailed in Section 10(f).
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary to which Participant provides services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or Service Recipient (i) make no representation or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying Shares, including but not limited to the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or Service Recipient to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Service Recipient, or their respective agents, to sell on Participant’s behalf a number of Shares from those Shares otherwise deliverable to Participant, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations or rights for Tax-Related Items. Alternatively, or in addition, if permissible under applicable local law, the Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) requiring Participant to make a payment in a form acceptable to the Company, (b) withholding otherwise deliverable Shares upon settlement having a fair market value equal to the minimum amount required to be withheld, (c) withholding any wages or other cash compensation payable to Participant by the Company and/or the Service Recipient, (d) if Participant is a U.S. employee, delivering to the Company already vested and owned Shares, or (e) any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Administrator. Notwithstanding the above, if Participant is a Section 16 officer of the Company under the Exchange Act, then the obligation for Tax-Related Items will be satisfied by method (b) above, unless otherwise provided by the Administrator (as constituted to satisfy Rule 16b-3 of the Exchange Act) prior to the withholding event.
Unless otherwise provided in the Plan or herein, the Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
If Participant fails to make satisfactory arrangements to satisfy all Tax-Related Items hereunder prior to any relevant taxable or tax withholding event, as applicable, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER OF THE COMPANY OR A PARENT OR SUBSIDIARY, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of the Restricted Stock Units is voluntary and occasional, and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
c.all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
d.Participant is voluntarily participating in the Plan;
e.the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
f.the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to the calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

g.unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;
h.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
i.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any);
j.for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence);
k.unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
l.none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant agrees to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Data Privacy.
(a)Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing Participant’s participation in the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Services, Inc. and certain of its affiliated entities (the “E*TRADE”), an independent service provider based in the United Stated which assists the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and E*TRADE are based in the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary/compensation from or service relationship will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other awards or administer or maintain such awards.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws depending on his or her jurisdiction, including the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company’s data privacy officer at privacy@ringcentral.com.
13.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at RingCentral, Inc., 20 Davis Drive, Belmont, CA 94002, U.S.A. or at such other address as the Company may hereafter designate in writing.
14.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under U.S. or non-U.S. federal or state law, tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate U.S. or non-U.S. federal or state securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. and non-U.S. federal or state law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
17.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
19.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Language. Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Award Agreement and the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
22.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
24.Governing Law and Venue. This Award Agreement will be governed by the laws of Delaware without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted exclusively in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.
25.Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any additional terms and conditions set forth in any appendix to this Award Agreement for Participant’s country (the “Appendix”). Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
26.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.
29.Insider-Trading/Market-Abuse Laws. Participant acknowledges that he or she may be subject to insider-trading and/or market-abuse laws in applicable jurisdictions, including but not limited to the United States and Participant’s country, which may affect Participant’s ability to purchase or sell Shares acquired under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider-trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before possessing inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow Service Providers. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant is responsible for complying with any applicable restrictions, so Participant should speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in applicable jurisdictions.
30.Foreign Asset/Account Reporting and Exchange Control Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting and/or exchange control requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside his or her country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.

EXHIBIT B
APPENDIX
COUNTRY-SPECIFIC TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan, the Notice of Grant and/or the Terms and Conditions of Restricted Stock Unit Grant (“Terms and Conditions”).
Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Plan if Participant works or resides in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working and/or residing, or if Participant relocates to another country after receiving the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Notifications

This Appendix also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries herein as of January 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan, because the information may be outdated when Participant vests in the Restricted Stock Units and acquires Shares, or when Participant subsequently sells Shares acquired under the Plan.
In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes), or if Participant relocates to another country after receiving the Restricted Stock Units, the information contained herein may not be applicable to Participant.

AUSTRALIA
Terms and Conditions

Australia Offer Document. The Company is pleased to provide Participant with this offer to participate in the Plan. This offer sets out information regarding the grant of Restricted Stock Units to Australian resident Service Providers. This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
In addition to the information set out in this Award Agreement (including this Appendix), Participant is also being provided with copies of the following documents:

(a)the Plan;
(b)the Plan prospectus; and
(c)Employee Information Supplement (collectively, the “Additional Documents”).

The Additional Documents provide further information to help Participant make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan prospectus is a prospectus for the purposes of the Corporations Act 2001.
Participant should not rely upon any oral statements made in relation to this offer. Participant should rely only upon the statements contained in this Award Agreement (including this Appendix) and the Additional Documents when considering participation in the Plan.

Notifications
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Securities Law Information. Investment in Shares involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Shares under the Plan as set forth below and in the Additional Documents.
The information herein is general information only. It is not advice or information that takes into account Participant’s objectives, financial situation and needs. Participant should consider obtaining his or her own financial product advice from a person who is licensed by ASIC to give such advice.
Additional Risk Factors for Australian Residents. Participant should have regard to risk factors relevant to investment in securities generally and, in particular, to holding Shares. For example, the price at which an individual Share is quoted on the New York Stock Exchange (“NYSE”) may increase or decrease due to a number of factors. There is no guarantee that the price of a Share will increase. Factors that may affect the price of an individual Share include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at www.sec.gov, on the Company’s investor’s page at ir.ringcentral.com, and upon request to the Company.
In addition, Participant should be aware that the Australian dollar (“AUD”) value of any Shares acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a Share is entitled to one vote. Dividends may be paid on the Shares out of any funds of the Company legally available for dividends at the discretion of the Board. Further, Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of Shares. Participant may ascertain the current market price of an individual Share as traded on the NYSE under the symbol “RNG” at www.nyse.com/quote/XNYS:RNG. The AUD equivalent of that price can be obtained at www.rba.gov.au/statistics/frequency/exchange-rates.html. Please note that this is not a prediction of what the market price of the Shares will be on any applicable vesting date or when Shares are issued to Participant (or at any other time), or of the applicable exchange rate at such time.

CANADA
Terms and Conditions
Company’s Obligation to Pay. The following provision supplements Section 2 of the Terms and Conditions:
Notwithstanding the discretion of the Administrator to settle earned Restricted Stock Units in cash, Shares or a combination of both as described in Section 8(d) of the Plan, vested Restricted Stock Units shall be paid to Participant in Shares only.
Termination as a Service Provider. The following provisions replace Section 10(f) of the Terms and Conditions:
For purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any) as of the date that is the earlier of (i) the date Participant’s employment or service relationship terminates, and (ii) the date Participant receives notice of termination of employment or other service relationship. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.
The following provisions apply if Participant resides in Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Relatif à la Langue. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provisions supplement Section 12 of the Terms and Conditions:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, the Service Recipient (or any Parent or Subsidiary) and the Administrator to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, the Service Recipient (or any Parent or Subsidiary) to record such information and to keep such information in Participant’s employee file.
Notifications
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

CHINA

The following provisions apply if Participant is subject to exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Administrator in its sole discretion:
Terms and Conditions
Vesting Schedule and Company’s Obligation to Pay. The following provisions supplement Sections 3 and 4 of the Terms and Conditions:
The Restricted Stock Units will not vest and Shares will not be issued at vesting unless the Company determines that such vesting and the issuance and delivery of Shares comply with all relevant provisions of law. Further, the Company is under no obligation to vest the Restricted Stock Units and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time Participant vests in the Restricted Stock Units.
Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the Restricted Stock Units. The sale may occur (i) immediately upon issuance, (ii) following termination, (iii) following transfer to the Company, a Parent or Subsidiary outside of China, or (iv) within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (“Designated Account”) and any Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.
In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the Shares (on Participant’s behalf pursuant to this authorization without further consent) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the Shares acquired under the Plan are sold, the repatriation requirements described below shall apply.
Exchange Control Requirement. Pursuant to exchange control requirements in China, Participant will be required to immediately repatriate to China any cash proceeds from the sale of the Shares that Participant acquired under the Plan or the receipt of any dividends paid on such Shares. Participant understands that, under applicable laws, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a Parent or Subsidiary in China, and Participant hereby consents and agrees that any proceeds from the sale of Shares or the receipt of dividends may be transferred to such special account prior to being delivered to Participant. Participant also understands that the Company will deliver the proceeds to Participant as soon as possible, but that there may be delays in distributing the funds to Participant due to exchange control requirements. Participant understands that the proceeds may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.
Finally, Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE
Terms and Conditions
Language Consent. By accepting the Award of Restricted Stock Units, Participant confirms having read and understood the documents relating to the grant (the Plan, this Award Agreement and this Appendix) which were provided in English language. Participant accepts the terms of those documents accordingly.
Consentement Relatif à la Langue. En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
Notifications
Tax Information. The Restricted Stock Units are not intended to be a French tax-qualified Award.

GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of Shares or from the receipt of any dividends paid on such Shares), the report must be made by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for complying with applicable reporting requirements.

HONG KONG
Terms and Conditions
Company’s Obligation to Pay. The following provision supplements Section 2 of the Terms and Conditions:

Notwithstanding the discretion of the Administrator to settle earned Restricted Stock Units in cash, Shares or a combination of both as described in Section 8(d) of the Plan, vested Restricted Stock Units shall be paid to Participant in Shares only.

Transfer Restriction. Notwithstanding anything contrary in this Award Agreement or the Plan, in the event the Restricted Stock Units vest such that Shares are issued to Participant or his or her estate within six months of the Date of Grant, Participant agrees that Participant or his or her estate will not dispose of or transfer any Shares acquired prior to the six-month anniversary of the Date of Grant.

Notifications
Securities Law Information. WARNING: The Award of Restricted Stock Units and the issuance of Shares at vesting of the Restricted Stock Units do not constitute a public offer of securities under Hong Kong law and are available only to employees of the Company or any Parent or subsidiaries. This Award Agreement, the Plan, and other incidental communication materials that Participant may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. The Award of Restricted Stock Units is intended only for the personal use of each eligible employee of the Service Recipient, the Company and any Parent or Subsidiary and may not be distributed to any other person. Participant should exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of this Award Agreement, the Plan or any other communication materials, Participant should obtain independent professional advice.

INDIA
Notifications
Exchange Control Information. Participant must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within a certain number of days after receipt. Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Subsidiary , whose interests in the Company represent more than 1% of the Company’s voting share capital, must notify the Irish Subsidiary , as applicable, in writing when (i) receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children of such individuals (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL
Terms and Conditions
The following terms and conditions apply to Participant only if Participant is an Israeli tax resident at the time of grant of the Restricted Stock Units, which were made under the capital gains trustee track of Section 102 of the Israeli Income Tax Ordinance.
Israeli Subplan. By accepting the Restricted Stock Units, Participant understands and agrees that the Restricted Stock Units are offered subject to and in accordance with the RingCentral, Inc. 2013 Equity Incentive Plan Israeli Subplan (the “Israeli Subplan”) and the Restricted Stock Units are intended to qualify as a 102 Capital Gains Track Grant (as defined in the Israeli Subplan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Restricted Stock Units, and Participant acknowledges that Participant will not be entitled to damages of any nature whatsoever if the Restricted Stock Units become disqualified and no longer qualify as a 102 Capital Gains Track Grant. In the event of any inconsistencies between the Israeli Subplan, this Award Agreement and/or the Plan, the terms of the Israeli Subplan will govern.
Further, to the extent requested by the Company or the Service Recipient, Participant agrees to execute any letter or other agreement in connection with the grant of the Restricted Stock Units or any future Awards granted under the Israeli Subplan. If Participant fails to comply with such request, the Restricted Stock Units may not qualify as a 102 Capital Gains Track Grant.
Trust Arrangement. Participant acknowledges and agrees that any Shares issued upon vesting of the Restricted Stock Units will be subject to a supervisory trust arrangement with the Company’s designated trustee in Israel, ESOP Management and Trust Company Ltd. (the “Trustee”) in accordance with the terms of the trust agreement between the Company and the Trustee. Participant further agrees that such Shares will be subject to the Required Holding Period (as defined in the Israeli Subplan), which shall be 24 months from the Date of Grant. The Company may, in its sole discretion, replace the Trustee from time to time and instruct the transfer of all Awards and Shares held and/or administered by such Trustee at such time to its successor. The provisions of this Award Agreement, including this Appendix, shall apply to the new Trustee mutatis mutandis.
Restriction on Sale. Participant acknowledges that any Shares underlying the Restricted Stock Units may not be disposed of prior to the expiration of the Required Holding Period in order to qualify for tax treatment under the 102 Capital Gains Track. Accordingly, Participant shall not dispose of (or request the Trustee to dispose of) any such Shares prior to the expiration of the Required Holding Period, other than as permitted by applicable laws. For purposes of this Appendix for Israel, “dispose” shall mean any sale, transfer or other disposal of the Shares by

Participant (including by means of an instruction by Participant to the designated broker) or the Trustee, including a release of such Shares from the Trustee to Participant.
Responsibility for Taxes. The following provisions supplement Section 7 of the Terms and Conditions:
Participant agrees that the Trustee may act on behalf of the Company or the Service Recipient, as applicable, to satisfy any obligation to withhold Tax-Related Items applicable to Participant in connection with the Restricted Stock Units granted under the Israeli Subplan.
The following provision applies to Participant only if Participant was not an Israeli tax resident at the time of grant of the Restricted Stock Units and the Restricted Stock Units do not qualify as Section 102 capital gains trustee track grants:
Payment of Restricted Stock Units and Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the Restricted Stock Units. Participant is required to maintain the Shares acquired in an account at a broker designated by the Company and any Shares deposited into the account cannot be transferred out of the account unless and until they are sold.
If the Shares are immediately sold upon settlement of the Restricted Stock Units, Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant agrees to sign any forms and/or consents required by the Company’s designated broker to effectuate the sale of Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Notifications
Securities Law Information. This offer of Restricted Stock Units does not constitute a public offering under the Securities Law, 1968.

RUSSIA
Terms and Conditions
Transaction Outside Russia. Participant understands that agreeing to the terms of this Award Agreement and accepting the Restricted Stock Units will result in a contract between Participant and the Company completed in the U.S. and that this Award Agreement is governed by U.S. law. Participant understands and acknowledges that any Shares acquired under the Plan shall be delivered to Participant through a brokerage account maintained outside Russia. Participant understands that Participant may hold Shares in Participant’s brokerage account outside Russia; however, in no event will Shares issued to Participant and/or share certificates or other instruments be delivered to Participant in Russia. Participant acknowledges and agrees that Participant is not permitted to sell or otherwise transfer the Shares directly to other Russian legal entities or individuals. Finally, Participant acknowledges and agrees that Participant may sell or otherwise transfer the Shares only outside Russia.
Data Privacy Acknowledgement. Participant acknowledge that Participant has read and understands the terms regarding collection, processing and transfer of Data contained in Section 12 of the Terms and Conditions, and, by agreeing to the terms of this Award Agreement and electing to participate in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form to the Service Recipient or the Company, or any other agreements or consents that the Company and/or the Service Recipient may deem necessary to obtain Participant’s consent to collect, process or transfer Data for purposes of administering Participant’s participation in the Plan under the data privacy laws in Participant’s country, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.
Notifications
Securities Law Information. This Award Agreement, the Plan and all other materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of Shares under the Plan has not and will not be registered in Russia.
Exchange Control Information. Participant is responsible for complying with any and all Russian foreign exchange requirements in connection with the Restricted Stock Units, any Shares acquired and funds remitted into Russia in connection with the Plan. This may include, in certain circumstances, reporting and repatriation requirements. Participant should contact his or her personal advisor regarding any such requirements resulting from participation in the Plan.
Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Participant should inform the Company if he or she is covered by these laws because Participant should not hold Shares under the Plan.
SINGAPORE
Notifications
Securities Law Information. The Award of Restricted Stock Units is being granted to Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that such Award of Restricted Stock Units is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Restricted Stock Units unless such sale or offer in Singapore is made (i) more than six months from the Date of Grant, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with, the conditions of any other applicable provisions of the SFA.

Director Notification Obligation. If Participant is a director, associate director or shadow director of a Singaporean Parent or Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Parent or Subsidiary in writing when Participant receives an interest (e.g., Restricted Stock Units, Shares) in the Company or any Parent or Subsidiary . In addition, Participant must notify the Singaporean Parent or Subsidiary when he or she sells any Shares (including when Participant sells the Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Parent or Subsidiary. In addition, a notification must be made of Participant’s interests in the Company or any Parent or Subsidiary within two days of becoming a director.

SOUTH KOREA
There are no country-specific provisions.

SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 7 of the Terms and Conditions:
Without limiting the Company’s and the Service Recipient’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Terms and Conditions, in accepting the Award of Restricted Stock Units, Participant authorizes the Company and/or the Service Recipient to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting/settlement to satisfy any Tax-Related Items, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such amounts.

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 7 of the Terms and Conditions:
Without limitation to Section 7 of the Terms and Conditions, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Service Recipient or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit.